EXHIBIT 5
[MORRISON & FOERSTER LLP LETTERHEAD]

March 29, 2006

Mindspeed Technologies, Inc.
4000 MacArthur Blvd., East Tower
Newport Beach, California 92660

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 186,934 shares of your common stock, $.01 par value (the “Common Shares”) issuable pursuant to the Mindspeed Technologies, Inc. Directors Stock Plan (the “Plan”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption and amendment of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”) and such documents as we have deemed necessary to render this opinion.
Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP